EXHIBIT 99.1

EARNINGS RELEASE	3rd QUARTER 2003

NORTHWEST PIPE REPORTS THIRD QUARTER RESULTS

Portland, Oregon, October 22, 2003 . . . Northwest Pipe Company (NASDAQ: NWPX) today reported its results for the third quarter of 2003. Sales were $66.7 million compared to $69.7 million in the third quarter of 2002. Net income was $2.1 million, or $0.31 per diluted share for the third quarter of 2003, compared to $3.0 million or $0.44 per diluted share for the same quarter last year, and $437,000, or $0.06 per diluted share for the second quarter of 2003.

Sales in the Water Transmission Group were $39.7 million in the third quarter of 2003 compared to $46.6 million for the third quarter last year. The gross profit for this Group was $9.3 million, or 23.5% of sales for the third quarter of 2003, compared to $10.6 million, or 22.8% of sales last year. Gross profit is up substantially from the first two quarters of this year.

The Water Transmission Group’s volume for the third quarter of 2003, while below the same period last year, improved over the first two quarters of 2003. “Sales trended up this quarter, as expected,” noted Brian Dunham, chief executive officer. “We also had a large increase in margin percentage due to cost reductions and a favorable product mix.” Backlog decreased slightly in the third quarter to $79.2 million from $81.5 million at the end of the second quarter of 2003. “We expected the backlog to grow slightly in the third quarter of 2003,” said Dunham, “but, while bidding activity was generally improved, a few key projects were postponed and this impacted our ending backlog.” Given the backlog level at the beginning of the fourth quarter, the Company is expecting approximately the same volume in the fourth quarter as it recorded in the third quarter just ended.

The Tubular Products Group’s sales were $27.0 million in the third quarter of 2003 compared to $23.1 million reported for the third quarter last year. This is the highest quarterly sales volume in the last two years. Gross profit was $857,000 in the third quarter of 2003 compared to $1.6 million in the third quarter of 2002. “Gross profit in 2003 was below the same period last year,” Dunham reported. “However, gross profit has continued to be on an improving trend throughout 2003. At this time, we expect margins will continue to modestly improve through the end of the year,” concluded Dunham.

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its

Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The Company is headquartered in Portland, Oregon and operates eleven manufacturing facilities across the United States and Mexico.

Statements in this press release, other than statements of historical fact, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, should, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham Chief Executive Officer 503 382 2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Net Sales:
Water Transmission	$39,705	$46,598	$111,676	$129,867
Tubular Products	27,018	23,067	74,236	68,446

Net Sales	66,723	69,665	185,912	198,313

Cost of Sales:
Water Transmission	30,372	35,979	87,440	102,053
Tubular Products	26,161	21,501	73,928	63,368

Total Cost of Sales	56,533	57,480	161,368	165,421

Gross Profit:
Water Transmission	9,333	10,619	24,236	27,814
Tubular Products	857	1,566	308	5,078

Gross Profit	10,190	12,185	24,544	32,892

Selling, General and Administrative	5,425	5,921	16,983	17,471

Operating Income	4,765	6,264	7,561	15,421

Interest Expense	1,384	1,299	3,984	3,965

Income Before Income Taxes	3,381	4,965	3,577	11,456

Provision for Income Taxes	1,326	1,961	1,403	4,525

Net Income	$2,055	$3,004	$2,174	$6,931

Basic Earnings per Share	$0.31	$0.46	$0.33	$1.06

Diluted Earnings per Share	$0.31	$0.44	$0.33	$1.02

Shares Used in Per Share Calculation:
Basic	6,555	6,551	6,551	6,540

Diluted	6,687	6,803	6,659	6,767